Exhibit 99.1

Snyder’s-Lance, Inc. Reports Results for Third Quarter of Fiscal 2016

•	Total net revenue increased 41.3% including the contribution of Diamond Foods

•	GAAP earnings per diluted share increased 36.4% to $0.30

•	Earnings per diluted share excluding special items* increased 34.6% to $0.35

•	Adjusted EBITDA* increased 73.2% to $81.8 million

•	Company narrows full-year 2016 outlook ranges

Charlotte, NC, - November 7, 2016 – Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today reported financial results for the third quarter ended October 1, 2016 and narrowed its full-year 2016 earnings per share outlook to the upper-end of the Company’s previous expectations. Total net revenue in the third quarter of 2016 increased 41.3% including the contribution of Diamond Foods. GAAP net income attributable to Snyder’s-Lance, Inc. in the third quarter of 2016 increased to $29.3 million, or $0.30 per diluted share, as compared to $15.7 million, or $0.22 per diluted share, in the third quarter of 2015. Net income attributable to Snyder’s-Lance, Inc. excluding special items* for the third quarter of 2016, increased 80.8% to $33.7 million, as compared to $18.6 million in the third quarter of 2015. Earnings per diluted share excluding special items* increased 34.6% to $0.35 in the third quarter of 2016 compared to $0.26 in the third quarter of 2015. All financial comparisons to the prior year are compared against the legacy Snyder’s-Lance results, where the prior year does not include any contribution from Diamond Foods.

*Descriptions of measures excluding special items are provided in “Use and Definition of Non-GAAP Measures,” and reconciliations are provided in the tables at the end of this release.

“Growth of our core brands accelerated during the third quarter, and when combined with our cost savings initiatives, operating margin improved 210 basis points reaching 9.1% for the quarter,” said
Carl E. Lee, Jr., President and Chief Executive Officer. “Our Legacy Snyder’s-Lance brands delivered 2.6% year over year growth, driven by core brand growth of 3.7% led by Snack Factory®, Cape Cod® and Lance®. Despite incremental investments in advertising and consumer promotions, productivity and sales growth delivered the margin expansion we expected. The integration of Diamond Foods is on target with cost and revenue synergies being achieved on schedule. Our early revenue synergies include wins in the club, drug and small format channels, as retailers expand their distribution of our premium brands.”

Mr. Lee continued, “We have assembled a portfolio of brands on trend with the growing consumer demand for organic, gluten free, non-GMO certified, and reduced fat. Our ‘Better-For-You’ brands now represent over 33% of our sales and will continue to grow with innovation and focus on better ingredients and great taste. We remain focused on driving growth of our core brands, delivering synergy targets and maximizing the benefits of the strategic combination with Diamond that has positioned us as a leading provider of premium and differentiated snacks centered on nutrition, quality and variety. Our full-year performance is tracking in line with our expected ranges, and we continue to anticipate strong sales in the fourth quarter primarily due to the seasonal nature of Diamond of California® culinary nuts and other holiday product offerings. I want to thank all of our associates for their early integration success, solid growth on core brands and new distribution gains.”

Third Quarter 2016 Results

Total net revenue in the third quarter of 2016 was $588.8 million, an increase of 41.3% compared to net revenue of $416.8 million in the third quarter of 2015. Net revenue in the third quarter of 2016, excluding the contribution of the acquired Diamond Foods brands, included Branded category growth of 2.6% driven by an approximately 6% increase in volume. The increase in Branded net revenue was partially offset as Partner brand net revenue declined 2.1% and Other net revenue declined 7.5%. Excluding the contribution from Diamond Foods, net revenue in the third quarter of 2016 increased 0.7% compared to the third quarter of 2015.

Operating income in the third quarter of 2016 increased 93.6% to $47.9 million, as compared to $24.8 million in the third quarter of 2015. Excluding special items, operating income in the third quarter of 2016 increased 82.8% to $53.6 million, or 9.1% of net revenue, as compared to $29.3 million, or 7.0% percent of net revenue, in the third quarter of 2015. The improvement in operating margin was due to strong gross margin performance driven by manufacturing efficiencies and procurement savings as a result of the Company’s margin expansion initiatives and early synergy realization from the Diamond Foods combination. The gross margin improvement was partially offset by the planned higher marketing, advertising and trade expenses to support growth of the Company’s core brands.

Other income, net, increased $3.6 million in the third quarter of 2016 compared to the third quarter of 2015. The increase was primarily due to income of $3.8 million associated with the settlement of a business interruption claim.

Adjusted EBITDA in the third quarter of 2016 increased 73.2% to $81.8 million, or 13.9% of revenue, as compared to adjusted EBITDA of $47.2 million, or 11.3% of revenue, in the third quarter of 2015. Adjusted EBITDA is a non-GAAP measure defined herein under “Use and Definition of Non-GAAP Measures,” and is reconciled to net income in the tables that accompany this release.

Net interest expense in the third quarter of 2016 increased to $9.2 million as compared to $2.9 million in the third quarter of 2015. The increase in net interest expense was the result of additional debt utilized to finance the acquisition of Diamond Foods.

The effective tax rate, excluding special items, was 29.2% in the third quarter of 2016 as compared to 30.6% in the third quarter of 2015. The effective tax rate for the third quarter of 2016 was favorably impacted by a reduction in the United Kingdom’s statutory income tax rate.

Outlook*
For the full-year of fiscal 2016, the Company now expects earnings per diluted share to be in the range of $1.24 to $1.30 from $1.22 to $1.30 previously. The implied fourth quarter guidance range reflects the historically strong seasonal contribution of the Diamond of California culinary nut business. The Company’s fiscal 2016 outlook excludes special items and charges associated with the acquisition of Diamond Foods. In addition, the full-year outlook also includes an estimated negative impact from purchase accounting adjustments. The Company has fine-tuned this estimate to approximately $0.08 to $0.10 from $0.10 to $0.12 previously.

The Company’s 2016 full-year outlook also includes the following assumptions:

•	Net revenue of $2,290 million to $2,310 million;

o	Excluding the contribution from Diamond Foods net revenue growth is expected to be approximately flat to up 1.5%;

o
Net revenue contribution from Diamond Foods for the 10 months beginning February 29, 2016, of approximately $630 million to $640 million, net of the impact of intercompany eliminations and reflecting the negative impact of net price realization from lower walnut costs and unfavorable foreign currency;

•	Adjusted EBITDA of $310 million to $320 million; and

•	Capital expenditures of $75 million to $80 million.

The Company’s 2016 full-year outlook is also based on the following assumptions, reflecting the acquisition of Diamond Foods:

•	Net interest expense of $32.5 million to $33.5 million;

•	Effective tax rate of 33.5% to 34.0%; and

•	Weighted average diluted share count of approximately 93 million to 94 million shares.

*Full-year 2016 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following items where the Company is unable to reliably forecast the timing and magnitude: Continued transaction and integration related costs associated with the acquisition of Diamond Foods, other potential transactions and their related costs, settlements of contingent liabilities, possible gains or losses on the sale of businesses or other assets, restructuring costs, impairment charges, and the income tax effects of these.

Conference Call
Management will host a conference call to discuss third quarter 2016 results at 9:00 a.m. ET on November 7, 2016. The conference call will be webcast live through the Investor Relations section of the Snyder's-Lance website (www.snyderslance.com) where the accompanying slide presentation will also be available. To participate in the conference call, the dial-in number is (844) 830-1960 for U.S. callers or (315) 625-6883 for international callers. The conference ID is 97663353. A continuous telephone replay of the call will be available between 12:00 p.m. on November 7 and midnight on November 14. The replay telephone number is (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. The replay access code is 97663353. Investors may also access a web-based replay of the conference call at www.snyderslance.com.

About Snyder’s-Lance, Inc.
Snyder's-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. Snyder's-Lance's products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, popcorn, nuts and other snacks. Products are sold under the Snyder's of Hanover®, Lance®, Kettle Brand®, KETTLE® Chips, Cape Cod®, Snack Factory® Pretzel Crisps®, Pop Secret®, Emerald®, Diamond of California®, Late July®, Krunchers!®, Tom's®, Archway®, Jays®, Stella D'oro®, Eatsmart Snacks™, O-Ke-Doke®, and other brand names along with a number of third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. For more information, visit the Company's corporate website: www.snyderslance.com. LNCE-E
Use and Definition of Non-GAAP Measures
Snyder’s-Lance’s management uses non-GAAP financial measures to evaluate our operating performance and to facilitate a comparison of the Company’s operating performance on a consistent basis and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the Company’s business than GAAP measures alone. The non-GAAP measures and related comparisons should be considered in addition to, not as a substitute for, our GAAP disclosure, as well as other measures of financial performance reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies. Our management believes these non-GAAP measures are useful for providing increased transparency and assisting investors in understanding our ongoing operating performance.

Operating Income, Excluding Special Items
Operating Income, excluding special items, is provided because Snyder’s-Lance believes it is useful information for understanding our results by improving the comparability of our results. Additionally, operating income, excluding special items, provides transparent and useful information to management, investors, analysts and other parties in evaluating and assessing the Company’s primary operating results after removing the impact of unusual, non-operational or restructuring or transaction related activities that affect comparability. Operating Income, excluding special items, is one of the measures management uses for planning and budgeting, monitoring and evaluating financial and operating results, and in the analysis of ongoing operating trends.

Net Income, Earnings per Share and Effective Income Tax Rate, Excluding Special Items
Net income, earnings per share, and the effective income tax rate, excluding special items, are metrics provided to present the reader with the after-tax impact of operating income, excluding special items, in order to improve the comparability and understanding of the related GAAP measures. Net income, earnings per share, and the effective income tax rate, excluding special items, provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our primary operating results after removing the impact of unusual, non-operational or restructuring or transaction related activities that affect comparability. Net income, earnings per share, and the effective income tax rate, excluding special items, are measures management uses for planning and budgeting, monitoring and evaluating financial and operating results.
Adjusted EBITDA
Snyder’s-Lance defines adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”), further adjusted to exclude restructuring or transaction related expenses, and other non-cash or non-operating items as well as any other unusual items that impact the comparability of our financial information.
Management uses adjusted EBITDA as a key metric in the evaluation of underlying Company performance, in making financial, operating and planning decisions. The Company believes this measure is useful to investors because it increases transparency and assists investors in understanding the underlying performance of the Company and in the analysis of ongoing operating trends. Additionally, Snyder’s-Lance believes adjusted EBITDA is frequently used by analysts, investors and other interested parties in their evaluation of companies, many of which present an adjusted EBITDA measure when reporting their results. The Company has historically reported adjusted EBITDA to analysts and investors and believes that its continued inclusion provides consistency in financial reporting and enables analysts and investors to perform meaningful comparisons of past, present and future operating results.
Adjusted EBITDA should not be considered as an alternative to net income, determined in accordance with Generally Accepted Accounting Principles (“GAAP”), as an indicator of the Company’s operating performance, as an indicator of cash flows, or as a measure of liquidity. While EBITDA and adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

Cautionary Information about Forward Looking Statements
This press release contains statements which may be forward looking within the meaning of applicable securities laws. The statements include projections regarding future revenues, earnings and other results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ include general economic conditions or an economic turndown; volatility in the price, quality or availability of inputs, including walnuts and other raw materials, packaging, energy and labor; price competition and industry consolidation; changes in our top retail customer relationships; inability to maintain profitability in the face of a consolidating retail environment; failure to successfully integrate acquisitions or execute divestitures; loss of key personnel; failure to execute and accomplish our strategy; concerns with the safety and quality of certain food products or ingredients; adulterated, misbranded or mislabeled products or product recalls; disruption of our supply chain; failure to maintain satisfactory labor relations; risks related to our foreign operations, including foreign currency risks; inadequacies in, or security breaches of, our information technology systems; improper use of social media; changes in consumer preferences and tastes or inability to innovate or market our products effectively; reliance on distribution through a significant number of independent business owners; protection of our trademarks and other intellectual property rights; impairment in the carrying value of goodwill or other intangible assets; new regulations or legislation; interest rate volatility, political and economic conditions of the countries in which we conduct business, and the interests of a few individuals who control a significant portion of our outstanding shares of common stock may conflict with those of other stockholders, which have been discussed in greater detail in our most recent Form 10-K and other reports filed with the Securities and Exchange Commission.

Investor Contact
Kevin Powers, Senior Director, Investor Relations
kpowers@snyderslance.com, (704) 557-8279

Media Contact
Joey Shevlin, Director, Corporate Communications & Public Affairs
JShevlin@snyderslance.com, (704) 557-8850

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Quarter Ended		Nine Months Ended
(in thousands, except per share data)	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
Net revenue	$588,801	$416,773	$1,661,066	$1,250,542
Cost of sales	375,729	274,287	1,087,557	817,211
Gross profit	213,072	142,486	573,509	433,331

Selling, general and administrative	161,107	114,835	452,815	355,828
Settlements of certain litigation	—	2,900	—	5,675
Transaction and integration related expenses	4,043	—	63,983	—
Impairment charges	507	—	1,370	—
Loss/(gain) on sale of route businesses, net	41	(501)	(650)	(1,368)
Other (income)/expense, net	(3,512)	115	(4,796)	(731)
Income before interest and income taxes	50,886	25,137	60,787	73,927

Loss on early extinguishment of debt	—	—	4,749	—
Interest expense, net	9,215	2,851	23,305	7,989
Income before income taxes	41,671	22,286	32,733	65,938

Income tax expense	12,470	6,557	9,309	22,233
Net income	29,201	15,729	23,424	43,705
Net (loss)/income attributable to noncontrolling interests	(114)	52	(141)	63
Net income attributable to Snyder’s-Lance, Inc.	$29,315	$15,677	$23,565	$43,642

Basic earnings per share (Note 4)	$0.30	$0.22	$0.26	$0.62
Weighted average basic shares outstanding	95,881	70,548	90,504	70,411

Diluted earnings per share (Note 4)	$0.30	$0.22	$0.26	$0.61
Weighted average diluted shares outstanding	97,012	71,319	91,493	71,134

Cash dividends declared per share	$0.16	$0.16	$0.48	$0.48

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)	October 1, 2016	January 2, 2016
ASSETS
Current assets:
Cash and cash equivalents	$26,814	$39,105
Restricted cash	714	966
Accounts receivable, net of allowances of $1,110 and $917, respectively	215,543	131,339
Inventories, net	257,377	110,994
Prepaid income taxes and income taxes receivable	5,990	2,321
Assets held for sale	19,546	15,678
Prepaid expenses and other current assets	35,196	21,210
Total current assets	561,180	321,613

Noncurrent assets:
Fixed assets, net	528,870	401,465
Goodwill	1,378,566	539,119
Other intangible assets, net	1,430,812	528,658
Other noncurrent assets	26,562	19,849
Total assets	$3,925,990	$1,810,704

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$49,000	$8,541
Accounts payable	100,341	54,207
Payable to growers	39,465	—
Accrued compensation	42,553	26,196
Accrued casualty insurance claims	6,043	4,262
Accrued marketing, selling and promotional costs	50,818	18,806
Other payables and accrued liabilities	47,917	32,248
Total current liabilities	336,137	144,260

Noncurrent liabilities:
Long-term debt, net	1,302,668	372,301
Deferred income taxes, net	348,284	157,591
Accrued casualty insurance claims	11,629	11,931
Other noncurrent liabilities	39,192	17,034
Total liabilities	2,037,910	703,117

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.83 1/3 par value. 110,000,000 shares authorized; 96,112,842 and 70,968,054 shares outstanding, respectively	80,091	59,138
Preferred stock, $1.00 par value. Authorized 5,000,000 shares; no shares outstanding	—	—
Additional paid-in capital	1,595,097	791,428
Retained earnings	219,801	238,314
Accumulated other comprehensive loss	(26,105)	(630)
Total Snyder’s-Lance, Inc. stockholders’ equity	1,868,884	1,088,250
Noncontrolling interests	19,196	19,337
Total stockholders’ equity	1,888,080	1,107,587
Total liabilities and stockholders’ equity	$3,925,990	$1,810,704

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
(in thousands)	October 1, 2016	October 3, 2015
Operating activities:
Net income	$23,424	$43,705
Adjustments to reconcile net (loss)/income to cash from operating activities:
Depreciation and amortization	72,687	52,585
Stock-based compensation expense	22,542	4,255
Gain on sale of fixed assets, net	(25)	(90)
Gain on sale of route businesses, net	(650)	(1,368)
Changes in fair value of investments	179	(585)
Gain on write-off of debt premium	(1,341)	—
Impairment charges	1,370	—
Deferred income taxes	7,139	6,627
Provision for doubtful accounts	218	866
Changes in operating assets and liabilities, excluding business acquisitions and foreign currency translation adjustments	28,480	(11,537)
Net cash provided by operating activities	154,023	94,458

Investing activities:
Purchases of fixed assets	(55,823)	(38,800)
Purchases of route businesses	(16,467)	(19,622)
Proceeds from sale of fixed assets and insurance recoveries	1,094	1,524
Proceeds from sale of route businesses	14,894	23,750
Proceeds from sale of investments	—	826
Business acquisition, net of cash acquired	(1,036,437)	—
Changes in restricted cash	252	—
Net cash used in investing activities	(1,092,487)	(32,322)

Financing activities:
Dividends paid to stockholders	(42,078)	(33,884)
Debt issuance costs	(6,047)	—
Payments on capital leases	(1,745)	—
Issuances of common stock	9,001	6,126
Excess tax benefit from stock-based compensation	577	1,026
Share repurchases, including shares surrendered for tax withholding	(8,485)	(836)
Net proceeds from existing credit facilities	72,000	—
Repayments of long-term debt	(226,390)	(5,625)
Proceeds from issuance of long-term debt	1,130,000	—
Net cash provided by/(used in) financing activities	926,833	(33,193)

Effect of exchange rate changes on cash	(660)	—

(Decrease)/increase in cash and cash equivalents	(12,291)	28,943
Cash and cash equivalents at beginning of period	39,105	35,373
Cash and cash equivalents at end of period	$26,814	$64,316

Supplemental information:
Cash paid for income taxes, net of refunds of $1,522 and $678, respectively	$5,060	$18,420
Cash paid for interest	$22,414	$7,008

Non-cash financing activities:
Common stock and stock-based compensation issued for business acquisitions	$800,987	$—

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures (Unaudited)
Operating income, excluding special items

	Quarter Ended
(in thousands)	October 1, 2016	October 3, 2015

Income before interest and income taxes	$50,886	$25,137
Impairment charges	507	—
Loss/(gain) on sale of route businesses, net	41	(501)
Other (income)/expense, net	(3,512)	115
Operating income	47,922	24,751

Transaction and integration related expenses (1)	4,485	—
Legal fees and settlement accrual (2)	—	3,109
Other (3)(4)	1,231	1,486
Operating income, excluding special items	$53,638	$29,346

Net revenue	$588,801	$416,773

Operating income, as a % of net revenue	8.1%	5.9%
Operating income, excluding special items, as a % of net revenue	9.1%	7.0%

(1) Transaction and integration related expenses primarily consist of professional fees, severance, and retention costs associated with the acquisition of Diamond.
(2) Includes accrual for legal fees and contingent liabilities associated with expected settlements related to employee classification and industry wide packaging claims.
(3) For the third quarter of 2016, other items primarily consist of Metcalfe's transaction-related expenses including transaction costs and severance benefits, as well as an inventory step-up of $0.2 million.
(4) For the third quarter of 2015, other items include severance expense and professional fees.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures (Unaudited)
Earnings per diluted share, excluding special items

	Quarter Ended
	October 1, 2016	October 3, 2015
Earnings per diluted share	$0.30	$0.22

Transaction and integration related expenses (1)	0.04	—
Legal fees and settlement accrual (2)	—	0.03
Other (3)(4)	0.01	0.01

Earnings per diluted share, excluding special items	$0.35	$0.26

(1) Transaction and integration related expenses primarily consist of professional fees, severance, and retention costs associated with the acquisition of Diamond.
(2) Includes accrual for legal fees and contingent liabilities associated with expected settlements related to employee classification and industry wide packaging claims.
(3) For the third quarter of 2016, other items primarily consist of Metcalfe's transaction-related expenses including transaction costs and severance benefits, as well as an inventory step-up of $0.2 million.
(4) For the third quarter of 2015, other items include severance expense and professional fees.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures (Unaudited)
EBITDA and Adjusted EBITDA

	Quarter Ended
(in thousands)	October 1, 2016	October 3, 2015
Net income	$29,201	$15,729
Income tax expense	12,470	6,557
Interest expense, net	9,215	2,851
Depreciation	19,581	14,834
Amortization	5,654	2,681
EBITDA	76,121	42,652

Transaction and integration related expenses (1)	4,485	—
Legal fees and settlement accrual (2)	—	3,109
Other (3)(4)	1,231	1,486
Adjusted EBITDA	$81,837	$47,247

Net revenue	588,801	416,773

EBITDA, as a % of net revenue	12.9%	10.2%
Adjusted EBITDA, as a % of net revenue	13.9%	11.3%

(1) Transaction and integration related expenses primarily consist of professional fees, severance, and retention costs associated with the acquisition of Diamond.
(2) Includes accrual for legal fees and contingent liabilities associated with expected settlements related to employee classification and industry wide packaging claims.
(3) For the third quarter of 2016, other items primarily consist of Metcalfe's transaction-related expenses including transaction costs and severance benefits, as well as an inventory step-up of $0.2 million.
(4) For the third quarter of 2015, other items include severance expense and professional fees.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures (Unaudited)
Net income attributable to Snyder's-Lance, excluding special items

	Quarter Ended
(in thousands)	October 1, 2016	October 3, 2015
Net income attributable to Snyder's-Lance	$29,315	$15,677

Transaction and integration related expenses, net of tax (1)	3,705	—
Impact of tax restructuring (2)	(383)	—
Legal fees and settlement accrual, net of tax (3)	—	1,992
Other, net of tax (4)(5)	1,017	944
Net income attributable to Snyder's-Lance, excluding special items	$33,654	$18,613

(1) Transaction and integration related expenses primarily consist of professional fees, severance, and retention costs associated with the acquisition of Diamond.
(2) Discrete tax item for the impact of tax restructuring. We expect a more significant impact from our planned income tax restructuring in Q4 2016.
(3) Includes accrual for legal fees and contingent liabilities associated with expected settlements related to employee classification and industry wide packaging claims.
(4) For the third quarter of 2016, other items primarily consist of Metcalfe's transaction-related expenses including transaction costs and severance benefits, as well as an inventory step-up of $0.2 million.
(5) For the third quarter of 2015, other items include severance expense and professional fees.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures (Unaudited)
Adjusted effective income tax rate

Quarter Ended October 1, 2016
(in thousands)	GAAP Income	Adjustments	Adjusted Income
Income before income taxes	$41,671	$5,716	$47,387
Income taxes	12,470	1,377	13,847
Net income	29,201	4,339	33,540
Net loss attributable to noncontrolling interests	(114)	0	(114)
Net income attributable to Snyder's-Lance	$29,315	$4,339	$33,654

Effective income tax rate(1)	29.9%		29.2%

Quarter Ended October 3, 2015
(in thousands)	GAAP Income	Adjustments	Adjusted Income
Income before income taxes	$22,286	$4,595	$26,881
Income taxes	6,557	1,659	8,216
Net income	15,729	2,936	18,665
Net income attributable to noncontrolling interests	52	—	52
Net income attributable to Snyder's-Lance	$15,677	$2,936	$18,613

Effective income tax rate	29.4%		30.6%

(1) The tax rate on adjusted income varies from the tax rate on GAAP income for the third quarter of 2016 primarily due to the effective tax rate impact of non-deductible transaction costs related to the acquisition of Diamond and Metcalfe's.